                             FOREST OIL CORPORATION                   EXHIBIT 11
                  Calculation of Loss Per Share of Common Stock
                                   (Unaudited)

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
                                                                        Three Months Ended
                                                                  -----------------------------
                                                                  March 31,           March 31,
                                                                    1995                1994
                                                             (In Thousands Except Per Share Amounts)

     PRIMARY LOSS PER SHARE:
          Net loss                                                $  (3,144)            (13,754)

          Less dividend requirements on:
             $.75 Convertible Preferred Stock                          (540)               (540)
                                                                   --------            --------

     Net loss attributable to common stock
       for primary loss per share calculation                     $  (3,684)            (14,294)
                                                                   --------            --------
                                                                   --------            --------

          Weighted average number of common
             shares outstanding                                      28,233              28,008
                                                                   --------            --------
                                                                   --------            --------

     Primary loss per share of common stock                       $    (.13)               (.51)
                                                                   --------            --------
                                                                   --------            --------

     FULLY DILUTED LOSS PER SHARE:
          Net loss attributable to common stock, as above         $  (3,684)            (14,294)
          Add:
             Dividend requirements on:
               $.75 Convertible Preferred Stock                         540                 540
                                                                   --------            --------

     Loss applicable to fully diluted calculation                  $ (3,144)            (13,754)
                                                                   --------            --------
                                                                   --------            --------

     Common shares applicable to fully diluted calculation:

          Weighted average number of common
             shares outstanding, as above                            28,233              28,008
          Add:
             Weighted average number of shares issuable
               upon assumed conversion of Convertible
               Preferred Stock                                       10,083              10,083
                                                                   --------            --------

     Common shares applicable to fully diluted calculation           38,316              38,091
                                                                   --------            --------
                                                                   --------            --------

     Fully diluted loss per share*                                 $   (.08)               (.36)
                                                                   --------            --------
                                                                   --------            --------

*The fully diluted loss per share is not presented in the Company's financial statements because the effects of assumed exercises and conversions were anti-dilutive.
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